Exhibit 11.1 Computations of Basic Net Loss Per Share.

                                 Trimeris, Inc.

             STATEMENTS RE: COMPUTATIONS OF BASIC NET LOSS PER SHARE
                  (amounts in thousands except per share data)

                                                     Year ended December 31,
                                       ---------------------------------------------------

                                            1997                1998               1999
                                        -----------        ------------      -------------
Common shares outstanding
  (weighted average).................      7,295               10,547             12,411
                                       --------------      --------------      -------------
Total................................      7,295               10,547             12,411
                                       ==============      ==============      =============
Net loss.............................  $ (11,428)           $ (19,718)         $ (22,187)
                                       ==============      ==============      =============
Basic net loss per common share......   $  (1.57)            $  (1.87)          $  (1.79)
                                       ==============      ==============      =============


(A) Treated as if outstanding for all periods presented.